Exhibit 99.1

SIMPSON MANUFACTURING CO., INC.
401(K) PROFIT SHARING PLAN FOR HOURLY EMPLOYEES

Financial Statements
December 31, 2015 and 2014
and for the Year Ended December 31, 2015

(With Report of Independent Registered Public Accounting Firm Thereon)

TABLE OF CONTENTS

Page No.

Report of Independent Registered Public Accounting Firm	1

Statements of Net Assets Available for Benefits	2

Statement of Changes in Net Assets Available for Benefits	3

Notes to Financial Statements	4 - 9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants and Administrative Committee of the
Simpson Manufacturing Co., Inc. 401(k)
Profit Sharing Plan for Hourly Employees
Pleasanton, California

We have audited the accompanying statements of net assets available for benefits of the Simpson Manufacturing Co., Inc. 401(k) Profit Sharing Plan for Hourly Employees (the "Plan") as of December 31, 2015 and 2014, and the related statements of changes in net assets available for benefits for the year ended December 31, 2015. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the Plan's management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2015 and 2014, and the changes in net assets available for benefits for the year ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America.

/s/ Armanino LLP
San Ramon, California
June 27, 2016

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan for Hourly Employees
Statements of Net Assets Available for Benefits
December 31, 2015 and 2014

	2015	2014
Assets
Investments, at fair value	$—	$20,364,134
Total investments	—	20,364,134
Receivables		0
Employer contributions	—	1,271,681
Other	—	14
Total receivables	$—	$1,271,695
Net assets available for benefits	$—	$21,635,829

The accompanying notes are an integral part of these financial statements

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan for Hourly Employees
Statement of Changes in Net Assets Available for Benefits
For the Year Ended December 31, 2015

2015
Additions
Investment income
Net appreciation in fair value of investments	$—
Interest and dividends	—
Total investment income	—
Contributions
Participant	—
Employer	—
Total contributions	—
Total additions	—
Deductions	0
Benefits paid to participants	—
Total deductions	—
Net increase	—
Assets transferred to other qualified plan	(21,635,829)
Net assets available for benefits
Beginning of year	21,635,829
End of year	$—

The accompanying notes are an integral part of these financial statements

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan for Hourly Employees
Notes to Financial Statements

1.                          Plan Description

The following is a brief description of the Simpson Manufacturing Co., Inc. 401(k) Profit Sharing Plan for Hourly Employees (the "Plan") and is provided for general informational purposes only. Participants should refer to the Plan document, as amended, for a more complete description of the Plan's provisions.

General

The Plan was a defined contribution plan that Simpson Manufacturing Co., Inc. and its United States subsidiaries (collectively, the "Company") established in 1984 to provide benefits to eligible hourly employees, as provided in the Plan document. The Plan was subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") and subsequent laws.

Plan Merger

Effective January 1, 2015, the Plan was merged into the Simpson Manufacturing Co., Inc. 401(k) Profit Sharing Plan for Salaried Employees to form a consolidated and amended plan for the benefit of all eligible employees of the Company. The consolidated Plan was renamed the Simpson Manufacturing Co., Inc., 401(k) Profit Sharing Plan.

Effective January 1, 2015, all assets totaling $21,635,829 were transferred to and merged into the Simpson Manufacturing Co., Inc. 401(k) Profit Sharing Plan.

Plan administration

The Company was the administrator of the Plan and, as such, carried out the duties imposed by ERISA. The Company delegated certain responsibilities for the operation and administration of the Plan. Trustee services were provided by Charles Schwab Bank ("Schwab"). Recordkeeping and investment management services were provided by Milliman, Inc.

Eligibility

All hourly employees, except employees working under the terms of a collective bargaining agreement, non-resident aliens, salaried employees, and employees with contractual exclusion from participation under the Plan, were eligible to participate in the Plan once they had attained the age of 18 and reached the entry date. Employees age 18 or older entered the Plan upon commencement of employment for purposes of employee elective deferrals and employer safe-harbor contributions. For purposes of employer discretionary contributions, employees entered the Plan on the first day of the Plan Year after attaining age 18.

Contributions

Participants could elect to contribute through payroll deductions amounts up to 100% of their annual compensation, as defined by the Plan on a tax-deferred basis or Roth after-tax, up to a maximum amount allowed by the Internal Revenue

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan for Hourly Employees
Notes to Financial Statements

Code ("IRC"). Contributions withheld were invested in accordance with the participant's direction into various investment options offered by the Plan.

The Company provided a safe harbor non-elective contribution equal to 3% of the participant's compensation, as defined by the Plan. The Company also contributed to the Plan a discretionary amount, approved by its Board of Directors (the "Board"), limited to the maximum amount deductible for federal income tax purposes. The Company's discretionary contribution was allocated to the account of each participant who had completed at least 750 hours of service during the Plan year and was employed on the last day of the year based upon a percentage of the participant's annual eligible compensation to total eligible compensation. Since the Plan was merged into Simpson Manufacturing Co., Inc. 401(k) Profit Sharing Plan in 2015, there were neither safe harbor non-elective contributions nor discretionary contributions in 2015.

Employer contributions were invested in accordance with the participant's direction into various investment options offered by the Plan. If a participant failed to choose an investment option for the contributions to his or her Plan account, such funds automatically were invested in the Default Fund until he or she selected a different investment option available under the Plan. The Plan's designated default investment option (the Default Fund) was the Vanguard Target Retirement Fund that had a target retirement date closest to the year in which the applicable participant might retire, based on the participant's date of birth and assuming a retirement age of 65.

Participant accounts

Each participant's account was credited with the participant's contribution and allocations of (a) the Company's contribution and (b) Plan earnings (net of investment related expenses). Allocations were based on participant earnings or account balances, as defined. The benefit to which a participant was entitled was the benefit that could be provided from the participant's vested account.

Vesting

Participants were immediately vested in their voluntary contributions and the Company safe harbor non-elective contribution, plus actual earnings thereon. Vesting in the Company's discretionary contributions plus earnings thereon was based on years of continuous service, as defined by the Plan. Participants were 100% vested after 6 years of credited service.

Forfeitures

Due to the transfer of the Plan to the Simpson Manufacturing Co., Inc. 401(k) Profit Sharing Plan, as of December 31, 2015, there were no forfeited nonvested accounts. The total amount of forfeited nonvested accounts was $14,834 at December 31, 2014. Forfeitures were allocated to the account of each eligible participant based upon a percentage of the participant's annual eligible compensation to total eligible compensation. Forfeitures were generally allocated to participants subsequent to year-end based upon compensation received in the same plan year in which the forfeiture occurred in accordance with the provisions of the Plan.

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan for Hourly Employees
Notes to Financial Statements

Payment of benefits

Distributions and withdrawals were payable upon retirement at age 65 or after, termination, financial hardship, disability or death. If a participant's account balance was equal to or less than $1,000, the balance was distributed immediately in a lump-sum cash payment unless a direct rollover into an individual retirement account ("IRA") or other qualified benefit plan was requested. If the account balance was over $1,000, the participant could have consented to either a distribution paid in the form of a lump-sum cash payment, a direct rollover into an IRA or other qualified plan or postpone payment to a later date and remain in the Plan as described in the Plan documents.

2.                          Summary of Significant Accounting Policies and Basis of Presentation

Basis of accounting

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

Valuation of investments

Investments are reported at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. See note 5 for discussion of fair value measurements.

Purchases and sales of securities are reflected on a trade date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) in the fair value of investments consists of the realized gains or losses and the unrealized appreciation or depreciation on those investments.

Use of estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.

Payment of benefits

Benefits were recorded when paid.

Subsequent Events

Subsequent events have been evaluated in connection with the issuance of the financial statements.

3.                          Tax Status

The Plan was adopted in the form of a volume submitter plan sponsored by Milliman, Inc. and received a favorable opinion letter dated March 31, 2014 from the Internal Revenue Service ("IRS") which stated the Plan's terms were in compliance with the applicable requirements of the IRC. The Plan was restated effective January 1, 2015. The Plan administrator and the Plan’s tax advisor believe the Plan was designed and operated in compliance with the applicable requirements of the IRC and that the Plan continues to be tax exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

U.S. GAAP requires the Plan's management to evaluate tax positions taken by the Plan and recognize a tax liability if the Plan has taken an uncertain position that more likely than not would not be sustained upon an examination by the IRS. No uncertain positions have been identified that would require the recognition of a tax liability or disclosure in the financial statements as of December 31, 2015 and 2014. The Plan is subject to routine audits by applicable taxing jurisdictions. However, there are currently no audits for any tax period in progress.

4.                          Investments

The following investments represented 5% or more of the Plan’s net assets as of December 31, 2015 and 2014, respectively:

	2015	2014
Simpson Manufacturing Co., Inc.
Common Stock	$—	$1,291,618
Vanguard Target Retirement 2020 Fund	$—	$1,678,806
Vanguard Target Retirement 2025 Fund	$—	$3,191,862
Vanguard Target Retirement 2030 Fund	$—	$2,674,702
Vanguard Target Retirement 2035 Fund	$—	$2,563,846
Vanguard Target Retirement 2040 Fund	$—	$2,630,945
Vanguard Target Retirement 2045 Fund	$—	$1,789,159

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan for Hourly Employees
Notes to Financial Statements

5.                          Fair Value Measurements

The Plan defines fair value as the price that could be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Accounting guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements).

The three levels of fair value hierarchy are as follows:

•	Level 1: inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Plan has the ability to access at the measurement date.

•
Level 2: inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; or

•	Level 3: inputs are unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The asset or liability's fair value measurement level within the fair value hierarchy was based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Following was a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at December 31, 2014.

Common stock: The Company's common stock was held by participants in a unitized fund, which meant participants did not own shares of Company's common stock but rather owned an interest in the unitized fund. The fund consisted of common stock and cash equivalents to meet the fund's daily cash needs. Unitizing the fund allows for daily trades. The value of a unit reflected the combined value of the Company's common stock, at quoted market prices, and cash held by the fund. The Plan owned the underlying assets of shares in common stock and the underlying cash.

Mutual funds: Valued at the daily closing prices as reported by the fund. Mutual funds held by the Plan were open-end mutual funds that were registered with the Securities and Exchange Commission. These funds were required to publish their daily net asset value and to transact at that price. The mutual funds held by the Plan were deemed to be actively traded.

The following were the major categories of assets and liabilities measured at fair value on a recurring basis during the years ended December 31, 2015 and 2014, respectively, using quoted prices in active markets for identical assets (Level 1):

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan for Hourly Employees
Notes to Financial Statements

	2015	2014

Common Stock	$	$1,291,618
Cash Reserve Account	—	25,544
Mutual Funds:
Target Funds	—	15,865,921
Growth	—	736,628
Blended Funds	—	880,689
Fixed Income	—	1,005,361
Value	—	558,373
Total	$	$20,364,134

6.                          Plan Termination

Effective January 1, 2015, the Plan was merged into the Simpson Manufacturing Co., Inc. 401(k) Profit Sharing Plan to form a consolidated and amended plan for the benefit of all eligible employees of the Company.

Effective January 1, 2015, assets totaling $21,635,829 of the plan were transferred to and merged into the Simpson Manufacturing Co., Inc. 401(k) Profit Sharing Plan.

7.                          Risks and Uncertainties

The Plan allowed for investment in the Company's common stock, money market and mutual funds. Investment securities were exposed to various risks, such as interest rate, market and credit. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it was at least reasonably possible that changes in risks in the near term could have materially affected participants’ account balances and the amounts reported in the statements of net assets available for benefits and the statement of changes in net assets available for benefits.

8.                          Related Parties and Parties-in-Interest

Plan investments included shares of mutual funds managed by Schwab or its affiliate. Schwab was the trustee as defined by the Plan and, therefore, these transactions qualified as party-in-interest transactions. Additionally, a portion of the Plan’s assets were invested in a unitized stock fund holding the Company’s common stock. Because the Company was the Plan Sponsor, transactions involving the Company’s common stock qualified as party-in-interest transactions. All of these transactions were exempt from the IRS' prohibited transaction rules.